Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY DECEMBER 30, 2013

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF

JOINT VENTURE ASSET

Williamsburg, Virginia – December 30, 2013 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced today the $57.0 million refinancing of the Crowne Plaza Hollywood Beach Resort in Hollywood Beach, Florida (the “Hotel”). The Company has a 25.0 percent interest in the Hotel through a Joint Venture with the Carlyle Group. The Bank of America Merrill Lynch loan is collateralized by an interest-only non-recourse first mortgage on the Hotel which bears a floating interest rate of the one-month LIBOR rate plus 3.95% and matures in January 2016. The proceeds from the loan were used to repay the existing first mortgage and to make distributions to the Joint Venture partners. The Company used approximately $3.5 million of its share of the distribution proceeds to extinguish its indebtedness related to the Joint Venture.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, ten of which are wholly-owned and comprise 2,372 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648